Exhibit 3.1

CERTIFICATE OF INCREASE

OF SERIES B CUMULATIVE PREFERRED STOCK

OF FAT BRANDS INC.

(Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware)

FAT Brands Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

FIRST: That pursuant to the authority expressly granted and vested in the Board of Directors of the Corporation (the “Board”) by the Second Amended and Restated Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), the Board previously adopted resolutions creating and authorizing a series of 850,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”), of the Corporation designated as Series B Cumulative Preferred Stock (“Series B Preferred Stock”), subject to the Amended and Restated Certificate of Designation of Rights and Preferences of Series B Cumulative Preferred Stock filed with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) on July 15, 2020, as amended by a Certificate of Increase filed with the Delaware Secretary of State on each of December 22, 2020, June 9, 2021 and September 15, 2021, and integrated with the Certificate of Incorporation as Annex B thereto (the “Series B Certificate of Designation”).

SECOND: That pursuant to the authority conferred upon the Board pursuant to the Certificate of Incorporation, the Board duly adopted resolutions on October 27, 2021 increasing the number of shares designated as Series B Preferred Stock of the Corporation as follows:

RESOLVED, pursuant to the authority expressly granted and vested in the Board under the Certificate of Incorporation and the DGCL, the total number of authorized shares of Preferred Stock that are designated as Series B Preferred Stock pursuant to the Series B Certificate of Designation is hereby increased from 9,000,000 shares to 11,500,000 shares; and

RESOLVED FURTHER, that the powers, designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions of the Series B Preferred Stock in the Series B Certificate of Designation shall remain unchanged as set forth in the Series B Certificate of Designation, subject to the aforementioned increase in the authorized number of shares of Series B Preferred Stock to 11,500,000 shares.

1

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Increase to be signed on its behalf by its duly authorized officer on this 28th day of October, 2021.

FAT Brands Inc.

By:	/s/ Andrew Wiederhorn
Name:	Andrew Wiederhorn
Title:	Chief Executive Officer

2